Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use, in the Prospectus constituting a part of this Registration Statement, of our report dated April 14, 2025, relating to the financial statements of iSpecimen, Inc., which are contained in that Prospectus, relating to the S-3 schedules, which are contained in the Registration statement.

We also consent to the references to us under the captions “Experts” in such Prospectus.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

January 16, 2026

 9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ●702.703.5979 ● www.bushandassociatescpas.com